Exhibit 10.34

BRIGHTVIEW HOLDINGS, INC.

RESTRICTED STOCK GRANT AND ACKNOWLEDGMENT

(Replacement Award for BrightView Parent L.P. Units)

THIS RESTRICTED STOCK GRANT AND ACKNOWLEDGEMENT (the “Agreement”), is made effective as of the date set forth on the Company signature page (the “Signature Page”) attached hereto (the “Date of Grant”), by and among BrightView Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), the participant identified on the Signature Page attached hereto (“Participant”) and BrightView Parent L.P. (f/k/a Brickman Parent L.P.), a Delaware limited partnership (“Parent”).

R E C I T A L S:

WHEREAS, Participant holds a number of Class A-2 Units of Parent (the “Class A-2 Units”) and/or Class B Units of Parent (the “Class B Units” and together with the Class A-2 Units, if any, the “Units”) specified on the Company signature page hereto, which Units were issued pursuant to the Second Amended and Restated Limited Partnership Agreement of Parent (as amended from time to time, the “LP Agreement”), the Management Unit Subscription and Contribution Agreement and one or more Class B Profits Interest Unit Award Agreements (collectively, the “Subscription Agreements”);

WHEREAS, all of Participant’s Units are being exchanged for shares (“Shares”) of common stock, par value $0.01, of the Company (“Common Stock”), the exchange (the “Exchange”), effective prior to or substantially concurrent with the consummation of the initial public offering of the common stock (the “Exchange Date”);

WHEREAS, the Company has adopted the BrightView Holdings, Inc. 2018 Omnibus Incentive Plan (the “Plan”), the terms of which Plan are incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined herein shall have the same meaning as in the Plan; and

WHEREAS, as of the Exchange Date, the Units will be cancelled and will cease to be issued and outstanding and Participant shall receive, in exchange, Shares with an equivalent value based on the IPO Price (as defined below), as described herein and otherwise subject to the terms hereof and the Plan.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	The Shares.

(a)    Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement and effective as of the Exchange Date, the Company and Parent will cause the Units to be exchanged for the number of vested Shares (“Vested Shares”) and unvested Shares (the “Unvested Restricted Shares”) to be specified by the Compensation Committee of the Board of Directors of the Company (the “Committee”) on the Signature Page hereto (the Vested Shares and Unvested Restricted Shares collectively, the “Restricted Shares”).

Restricted Stock Agreement – Page 2

In the event the IPO is not consummated within 30 days following the Date of Grant this Award of Restricted Shares shall be null and void and of no further force or effect.

(b)    The number of Restricted Shares shall be calculated by the Committee in its reasonable good faith discretion, such that (x) the intrinsic value of all such Units (calculated based on the price at which common stock is sold in the Company’s initial public offering (the “IPO”, such price, the “IPO Price”), the number of such Shares held by Parent prior to the Exchange and the relative rights and priorities applicable to the Units under LP Agreement immediately prior to the Exchange) is equal to the intrinsic value of all such Shares using the IPO Price, in each case as calculated by the Committee. Any fractional Vested Shares or Unvested Restricted Shares will be settled in cash within 2 1⁄2 months from the Date of Grant.

(c)    The Vested Shares shall not be subject to any forfeiture restrictions. The Unvested Restricted Shares shall vest and become nonforfeitable Vested Shares in accordance with Schedule I attached hereto.

(d)    If Participant’s employment with the Company and its subsidiaries is terminated at any time, all Unvested Restricted Shares shall automatically and immediately be forfeited and canceled (after giving effect to any acceleration of vesting or other terms set forth in Schedule I attached hereto).

(e)    Within 10 days after the Exchange Date, Participant shall provide the Company with a copy of a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A attached hereto. Participant shall timely (within 30 days of the Date of Grant) file (via certified mail, return receipt requested) such election with the Internal Revenue Service, and thereafter shall certify to the Company that Participant has made such timely filing and furnish a copy of such filing to the Company. Participant should consult his or her tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and sale of the Restricted Shares.

(f)    Participant acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly, may not be sold or transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption therefrom.

2.     Prior Agreements; Restrictive Covenants.

(a)    Restrictive Covenants. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group, that Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses and the good will associated with the Company Group and accordingly agrees, in Participant’s capacity as an investor and equity holder in the Company, to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the Restrictive Covenants would be

Restricted Stock Agreement – Page 3

inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Parent and the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between Participant and the Company Group. For purposes of this Agreement, “Restrictive Covenant Violation” shall include Participant’s breach of any of the Restrictive Covenants or any similar provision applicable to Participant.

(b)    Repayment of Proceeds. If a Restrictive Covenant Violation occurs or the Company discovers after a termination of employment that grounds existed for Cause at the time thereof, then Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days’ of the Company’s request to Participant therefor, an amount equal to the excess, if any, of (i) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of, (A) prior to the Exchange Date, the Units, and (B) the Shares issued hereunder over (ii) the aggregate Cost of such Shares. For purposes of this Agreement, “Cost” means, in respect of any Share, the amount paid by Participant for the Units that were exchanged for such Share, as proportionately adjusted for all subsequent distributions on the Shares and other recapitalizations and less the amount of any distributions made with respect to (x) prior to the Exchange Date, the Unit or (y) the Share pursuant to the Company’s organizational documents; provided, that Cost may not be less than zero. Any reference in this Agreement to grounds existing for a termination of employment with Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause.

3.    Book Entry; Certificates. The Company shall recognize Participant’s ownership of Shares through uncertificated book entry. If elected by the Company, certificates evidencing the Shares may be issued by the Company and any such certificates shall be registered in Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the later of (x) the vesting of Unvested Restricted Shares pursuant to this Agreement and (y) the expiration of any transfer restrictions set forth in this Agreement or otherwise applicable to the Shares. As soon as practicable following such time, any certificates for the Shares shall be delivered to Participant or to Participant’s legal guardian or representative along with the stock powers relating thereto. However, the Company shall not be liable to Participant for damages relating to any delays in issuing the certificates (if any) to Participant, any loss by Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

4.    Rights as a Stockholder. Participant shall be the record owner of the Shares until or unless such Shares are forfeited pursuant to the terms of this Agreement, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without

Restricted Stock Agreement – Page 4

limitation, voting rights with respect to the Restricted Shares and rights to dividends or other distributions; provided, that the Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 7.

5.    Legend. To the extent applicable, all book entries (or certificates, if any) representing the Shares delivered to Participant as contemplated by Section 3 above shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of the restrictions set forth in Sections 1 and 7 hereof.

6.     No Right to Continued Employment. Neither the Plan nor this Agreement nor Participant’s receipt of the Shares hereunder shall impose any obligation on the Company or any Affiliate to continue the employment or engagement of Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment or engagement of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

7.    Assignment Restrictions; Lock-up.

(a)    The Unvested Restricted Shares may not, at any time prior to becoming vested pursuant to the terms of this Agreement, be Assigned and any such purported Assignment shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an Assignment. Participant further hereby agrees that Participant shall, without further action on the part of Participant, be bound by the provisions of the lock-up letter executed by the executive officers of the Company to the same extent as if Participant had directly executed such lock-up letter himself or herself. Such lock-up letter will provide that Participant shall not, subject to specified exceptions, dispose of or hedge any shares of common stock of the Company or securities convertible into or exchangeable for shares of common stock of the Company during the period from the date of the final prospectus relating to the IPO and continuing through the date 180 days after the date of such prospectus, except with the prior written consent of the representatives of the underwriters.

(b)    “Assign” or “Assignment” shall mean (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.

8.    Withholding. Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Shares, their grant or vesting or any payment or transfer with respect to the Shares at the minimum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

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9.    Securities Laws; Cooperation. Upon the vesting of any Unvested Restricted Shares, Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws, the Plan or with this Agreement. Participant further agrees to cooperate with the Company in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

10.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.    Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of Participant, the Company, and any transferees who hold Shares pursuant to a valid Assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of Participant, the Company, and any transferees who hold Shares pursuant to a valid Assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.

12.    Shares Subject to Plan; Amendment. By entering into this Agreement, Participant agrees and acknowledges that Participant has received and read a copy of the Plan. The Shares granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of Participant hereunder without the consent of Participant. Notwithstanding anything in this Agreement or the Plan to the contrary, the Company may amend and update the number of Shares in the Equity Schedule set forth on the Signature Page hereto prior to or following the effective date of the IPO based on the IPO Price.

13.    Other Awards. Subject to Section 2, this Agreement, together with any other equity grants received in connection with the Exchange and the IPO, are in replacement of, and supersede in all respects, the Units.

Restricted Stock Agreement – Page 6

14.    Parent. Participant agrees and acknowledges that, upon consummation of the Exchange, Participant will (i) hold no Units, (ii) no longer be a member of Parent and (iii) have no surviving rights under the governing documents of Parent (including, without limitation, any plan or agreement under which Units were issued to Participant).

[Signatures on next page.]

IN WITNESS WHEREOF, Participant acknowledges and accepts the terms of this Agreement which shall be effective as of the date set forth below and countersignature by the Company.

Participant

Name:

Dated:

[Signature Page - Replacement Award for Units of BrightView Parent L.P.]

Agreement acknowledged and confirmed:

BRIGHTVIEW PARENT L.P.		BRIGHTVIEW HOLDINGS, INC.

By:		By:
Name:		Name:
Title:	Authorized Signatory	Title:	Authorized Signatory

Equity Schedule

Name:

Date(s) of Acquisition of Units:

Date of Grant:

Vesting Reference Date:

Units			Shares
Class of Units	Number of Vested Units	Number of Unvested Units	Number of Vested Shares	Number of Unvested Restricted Shares
Class A Units
Class B Units
Total Units/Shares

[Signature Page - Replacement Award for Units of BrightView Parent L.P.]

Schedule I

Schedule I

Vesting Terms

(a)    Time-Based Vesting Shares.    % of the Restricted Shares issued hereunder in respect of Class B Units will become Vested Shares on [each of] [                 ] [and] [                ], subject to Participant’s continuous employment with or provision of services to the Company and its Subsidiaries through such date (the “Time-Vesting Restricted Shares”). Any such Time-Vesting Restricted Shares that are not vested or forfeited will fully vest immediately prior to the consummation of a Change in Control.

(b)    Performance-Based Vesting Share.    % of the Restricted Shares issued hereunder in respect of Class B Units will become Vested Shares in accordance with the following (the “Performance-Vesting Restricted Shares”):

(i)        % of the Performance Vesting Restricted Shares will vest on the last day of the         Fiscal Year,

(ii)        % of the Performance Vesting Restricted Shares will vest on the last day of the        Fiscal Year,

(iii)        % of the Performance Vesting Restricted Shares will vest on the last day of the        Fiscal Year,

(iv)        % of the Performance Vesting Restricted Shares will vest on the last day of the        Fiscal Year, and

(v)     [    % of the Performance Vesting Restricted Shares will vest on the last day of the        Fiscal Year], subject, in each case, to the Company’s achievement of annual Adjusted EBITDA Targets as set forth on Schedule II hereto; provided, however that if an Adjusted EBITDA Target is not achieved in the corresponding Fiscal Year (as set forth on Schedule II hereto), then that portion of the Performance Vesting Restricted Shares that was eligible to vest in respect of such Fiscal Year, but failed to vest due to the Company’s failure to achieve its Adjusted EBITDA Target (as set forth on Schedule II hereto) in such Fiscal Year, shall nevertheless vest at the end of the subsequent Fiscal Year if the cumulative Adjusted EBITDA Target in effect at the time is achieved on a cumulative basis at the end of such subsequent Fiscal Year.

(vi)     [    % of the Performance-Vesting Restricted Shares remain outstanding from Fiscal Year 2016 due to the Company’s failure to achieve (i) the applicable annual Adjusted EBITDA Targets for Fiscal Year 2016 or (ii) the cumulative Adjusted EBITDA Target for Fiscal Year 2016 and Fiscal Year 2017 and remain eligible to vest in Fiscal Year 2021 in accordance with this section (b) if the Company achieves the annual (i.e., non-cumulative) Adjusted EBITDA Target for the Fiscal Year 2021.]

(vii)    Notwithstanding the provisions of clauses (i) through (vi) above, all Performance Vesting Restricted Shares shall become vested upon the occurrence of any

Schedule I

Realization Event as follows: (A) if the Realization Event is a Change in Control, 100% of any such unvested Performance Vesting Restricted Shares shall become vested, to the extent not previously vested or forfeited, immediately prior to the consummation thereof; and (B) if any other Realization Event occurs, the percentage of Participant’s Performance Vesting Restricted Shares that shall become vested shall, to the extent not previously forfeited or vested, equal the percentage of Shares sold by or on behalf of KKR North America Fund XI, L.P. and its Affiliates (the “KKR Group”) in such Realization Event (but if the percentage of Performance Vesting Shares that have previously become vested equals or exceeds such percentage of Shares sold, no additional percentage of Performance Vesting Shares shall become vested as a result of such Realization Event at such time).

(viii) Definitions.

(A)    “Adjusted EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Company and its Subsidiaries for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating Consolidated Net Income for such Measurement Period: (i) consolidated interest expense; (ii) the provision for Federal, state, local and foreign income taxes payable; (iii) depreciation and amortization expense; (iv) other non-recurring, non-cash expenses or losses including non-cash extraordinary expenses; provided that to the extend such non-recurring, non-cash expenses or losses are added back and represent reserves for future cash expenditures, such cash expenditures shall be deducted from Adjusted EBITDA during the future periods in which they are actually made; (v) non-recurring cash expenses or losses; (vi) non-cash equity compensation provided to officers, directors, employees or consultants; (vii) all losses (minus any gains from Dispositions other than Dispositions of inventory or equipment in the ordinary course of business); (viii) management fees payable under certain management agreements and transaction fees payable in connection with the any acquisition payable to the Sponsor and its Affiliates; (ix) costs and expenses incurred in connection with the issuance, prepayment or amendment of or refinancing of indebtedness or issuance of equity permitted hereunder (in each case whether or not such transaction is consummated) (x) out-of-pocket costs and expenses related to actual or potential investments, including acquisitions (in each case whether or not such investment or acquisition is consummated); (xi) fees, costs and expenses incurred under any credit facilities; and (xii) non-cash charges or amounts recorded in connection with purchase accounting, and minus (b) to the extent included in calculating Consolidated Net Income for such Measurement Period, all non-recurring, non-cash items increasing Consolidated Net Income (excluding the accrual of revenue or recording of receivables in the ordinary course of business) (in each case of or by the Company and its Subsidiaries for such Measurement Period). The Board shall have the discretion and authority, after the good faith consideration of the views of the Chief Executive Officer and the Chief Financial Officer of BrightView Landscapes, LLC (f/k/a The Brickman Group Ltd. LLC) (“BrightView Landscapes”), (1) to determine Adjusted EBITDA hereunder, and, when determining Adjusted EBITDA, (2) to make such other adjustments to Consolidated Net Income of the Company and its Subsidiaries in addition to the adjustments explicitly enumerated herein, as it deems necessary or advisable from time to time. Notwithstanding

Schedule I

anything to the contrary herein, to the extent included in Consolidated Net Income, there shall be excluded in determining consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments.

(B)    “Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement or instrument applicable to such Subsidiary during such Measurement Period, except the Company’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, (c) the income (or loss) of such Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of the Company or any of the Company’s Subsidiaries or is merged into or consolidated with the Company or any of the Company’s Subsidiaries or such Person’s assets are acquired by such Person or any of its Subsidiaries, (d) any income (or loss) for such Measurement Period or any Person if such Person is not a Subsidiary, except that the Company’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Company or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Company as described in clause (b) of this proviso), (e) the cumulative effect of changes in accounting principles, (f) the income (or loss) from discontinued operations and (g) unrealized gains (or losses) with respect to Swap Contracts (net of related tax effects).

(C)    “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (including, without limitation, any equity interests of any other Person held by a specified Person) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in each case, resulting in consideration to such Person (including assumption or liabilities) for any such transaction or series of related transactions in excess of $1.0

(D)    “Measurement Period” means each given fiscal year of the Company beginning in the 2014 calendar year or in a later calendar year.

(E)    “Person” means an individual, a corporation, a company, a voluntary association, a partnership, a joint venture, a limited liability company, a trust, an estate, an unincorporated organization, a governmental authority or other entity.

Schedule I

(F)    “Realization Event” means (i) a Change in Control with respect to which the KKR Group achieves both the Sponsor Return and the Sponsor IRR (or, for a Change in Control occurring on or after December 18, 2017 but prior to the December 18, 2018, the KKR Group achieves either the Sponsor Return or the Sponsor IRR), or (ii) any sale of Shares by the KKR Group pursuant to which the KKR Group achieves both the Sponsor Return and the Sponsor IRR (or, for any such sale occurring on or after December 18, 2017 but prior to December 18, 2018, the KKR Group achieves either the Sponsor Return or the Sponsor IRR) with respect to the Shares sold.

(G)    “Sponsor” shall mean Kohlberg Kravis Roberts & Co. L.P.

(H)    “Sponsor IRR” shall mean, on the occurrence of either a Change in Control or a sale of Shares by the KKR Group, as applicable (either, a “Transaction”), an annually compounded rate of return realized by the KKR Group after December 18, 2013 of at least 25% on all Shares (plus prior Class A-1 Units of the Company, as applicable) held, directly or indirectly, by the KKR Group. For the avoidance of doubt, any calculation of Sponsor IRR will: (a) take into account (i) any distributions from the Company received by the KKR Group on all Shares (plus Class A-1 Units, as applicable) before such Transaction and (ii) upon a Transaction that is a Change in Control where the KKR Group receives consideration other than cash, the Transaction Value of any non-cash and/or contingent consideration, including any retained interests in the Company or its Subsidiaries; and (b) not take into account the receipt by any member of the KKR Group any management, monitoring, transaction or other fees payable to such parties under certain management agreements, transaction fee agreements, and/or syndication fee agreements. Notwithstanding the foregoing, for purposes of a Transaction that is not a Change in Control, Sponsor IRR shall be calculated on a per Share basis, solely with respect to the Shares actually sold or otherwise disposed of in the applicable Transaction.

(I)    “Sponsor Return” shall mean, on any given Transaction, a return at least 2.5 times the KKR Group’s initial investment on December 18, 2013 for each Class A-1 Unit of the Company (as adjusted to a per Share basis in connection with the conversion to Shares) held directly or indirectly by the KKR Group, where such return is calculated based on all cash distributions from the Company received by the KKR Group before such Transaction (and, if such Transaction is a Change in Control where the KKR Group receives consideration other than cash, the Transaction Value of any non-cash and/or contingent consideration, including any retained interests in the Company or its Subsidiaries), on a per Share basis, with respect to the Shares held by the KKR Group, directly or indirectly. For the avoidance of doubt, the foregoing shall not take into account the receipt by any member of the KKR Group any management, monitoring, transaction or other fees payable to such parties under certain management agreements, transaction fee agreements, and/or syndication fee agreements.

(J)    “Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity options,

Schedule I

forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing, whether or not any such transaction is governed by or subject to any master agreement.

(K)    “Transaction Value” means an amount determined reasonably and in good faith by the Board based on the per Share consideration being paid (and for contingent consideration, the related expected proceeds or value thereof) in connection with any Change in Control.

(c)    Forfeiture of Unvested Performance Vesting Shares. Any Performance Vesting Shares that do not become vested as a result of a Change in Control shall be forfeited at such time (or if later, shall be forfeited on the date on which the KKR Group sells all of its IPO Corporation Shares, to the extent any Performance Vesting Shares remain unvested at such time, after taking into account the return (if any) achieved by the KKR Group in such final sale).

(d)    EBITDA Target Adjustment upon an Acquisition. If the Company or any of its Subsidiaries makes an acquisition that generate more than $50 million in gross revenue per Fiscal Year, then the annual (but not the cumulative) Adjusted EBITDA Target for each of the Fiscal Years following the Fiscal Year in which the acquisition occurred will be increased by the amount of additional Adjusted EBITDA generated by such acquisition in the remaining portion of the Fiscal Year following the date on which the acquisition was consummated. The intent of such adjustments is to keep the probability of achieving the annual Adjusted EBITDA Targets and cumulative Adjusted EBITDA Targets the same as if the event triggering such adjustment had not occurred. The Board’s determination of such necessary adjustment shall be made within 60 days following the completion or closing of such event, or as soon as practical thereafter, after the good faith consideration of the views of the Chief Executive Officer and the Chief Financial Officer of the Company, and shall be based on the Company’s accounting as set forth in its books and records and on the Company’s financial plan pursuant to which the annual Adjusted EBITDA Targets and cumulative Adjusted EBITDA Targets were originally established. Notwithstanding the foregoing, Adjusted EBITDA must grow during the applicable Fiscal Year without acquisitions for any vesting to occur (underlying Adjusted EBITDA cannot go backwards and be offset by increased acquisitions). However, if Core EBITDA Targets (as set forth on Schedule II hereto) are not achieved, an overachievement in acquisitions may offset (and similarly, if acquisitions are not achieved, an overachievement in non-acquisition Adjusted EBITDA may offset) the decrease in Adjusted EBITDA.

Appendix A

Appendix A

Restrictive Covenants

1.    [Generally. Should the Company repurchase all of the Participant’s Shares or should the Participant resell to the Company all of his or her Shares, in each case at a time when the Participant is a resident of the State of California, in consideration of the dissolution of the Participant’s interest in the Company and/or payment equal to the Fair Market Value of such Shares (which Participant acknowledges takes into account the goodwill value of the Company), the Participant agrees to comply with the covenants set forth in the remaining provisions of this Section.]1

2.	Non-Competition; Non-Solicitation.

(a)    Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and accordingly agrees as follows:

(i)    Non-Compete. For the period of one (1) year after the date the Participant’s Shares are repurchased by or resold to the Company (the “Repurchase Date”), or, if earlier, until the date all members of the Company Group (as defined below) cease to engage in the Competitive Business (as defined below) in the Geographic Area (as defined below), the Participant shall not, within the Geographic Area, directly or indirectly own, manage, operate, finance, or be connected as an officer, director, employee, partner, agent or consultant with any business or enterprise which, directly or through an affiliated subsidiary organization, provides services or performs any business activities that are competitive with the business, activities, products or services of the type conducted, authorized, offered, or provided by the Company or any of its direct or indirect subsidiaries or affiliates (collectively, the “Company Group”) as of the Repurchase Date, or with respect to which the Company Group has spent significant time or resources analyzing for the purposes of assessing expansion opportunities by the Company Group, during the twenty-four (24) month period prior to the Repurchase Date (a “Competitive Business”). For purposes of this Agreement, the term “Geographic Area” means any state in which any member of the Company Group is maintaining a business office as of the Repurchase Date.

(ii)    Non-Solicit. For the period of one (1) year after the Repurchase Date, or, if earlier, until the date all members of the Company Group cease to engage in a Competitive Business in the Geographic Area, the Participant will not, either directly or indirectly:

(A)     call on or solicit any person, firm, corporation or other entity who or which at the time of such termination was, or within one year prior thereto had been, a customer or provider of the Company Group within the Geographic Area in connection with any of the business activities referred to above; or

[1]	To be included for California employees.

Appendix A

(B)     solicit the employment of any person who was employed by the Company Group on a full or part time basis as of the Repurchase Date unless such person was involuntarily discharged or voluntarily left his or her employment relationship prior to the Participant’s termination of employment.

(iii)    Remedies. The Participant acknowledges that the provisions set forth in this Section are reasonable and necessary to protect the legitimate interests of the Company or its direct or indirect subsidiaries, and that a violation of any of those provisions will cause irreparable harm to the Company or its direct or indirect subsidiaries. The Participant acknowledges that any member of the Company or its direct or indirect subsidiaries may seek injunctive relief for the Participant’s violation of such provisions. The Participant represents that the Participant’s experience and capabilities are such that the provisions contained in this Section will not prevent the Participant from obtaining employment or otherwise earning a living at the same general level of economic benefit as earned with the Partnership or its direct or indirect subsidiaries. In the event that any of the provisions of this Agreement should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then the affected provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

(iv)    Assignment. The rights and protections of the Company hereunder shall extend and may be assigned to any successors of the Company or its director or indirect subsidiaries.

(v)    Similar Provisions. The Participant acknowledges that any other agreement between the Participant and the Company or its direct or indirect subsidiaries that contains restrictive covenants shall not be superseded by this Agreement, shall remain in full force and effect in accordance with its terms, and such restrictive covenants shall be in addition to, and not superseded by, the provisions of this Section to the extent the provisions of this Section are applicable to the Participant.

Exhibit A

ELECTION TO INCLUDE SHARES IN GROSS

INCOME PURSUANT TO SECTION 83(b) OF THE

INTERNAL REVENUE CODE

The undersigned acquired shares (the “Shares”) of BrightView Holdings, Inc. (the “Company”) on [            ] (the “Transfer Date”).

The undersigned desires to make an election to have the Shares taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned acquired the Shares.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Shares (described below), to report as taxable income for calendar year 2018 the excess, if any, of the Shares’ fair market value on the Transfer Date over the acquisition price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1.    The name, address and social security number of the undersigned:

Name:
Address:

SSN:	- -

2.    A description of the property with respect to which the election is being made: [________] Shares of the Company

3.    The date on which the property was transferred: the Transfer Date. The taxable year for which such election is made: calendar year 2018.

4.    The restrictions to which the property is subject: The Shares are subject to time based and/or performance based vesting conditions. If the undersigned ceases to be employed by any of the Company or an affiliate under certain circumstances, all or a portion of the Shares may be subject to forfeiture. The Shares are also subject to transfer restrictions.

5.    The aggregate fair market value on the Transfer Date of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $[            ]

6.    The aggregate amount paid for such property: $[            ]

A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations §1.83-2(e)(7).

Dated: , 20
Name: [ ]

Schedule II

Schedule II

Annual and Cumulative Adjusted EBITDA Targets (in millions)

Fiscal Year ending 9/30	Sales	Core EBITDA Target (Not including Acquisitions)	Acquisition Sales Target	Acquisition EBITDA Target	Total Sales Target	Total Annual Adjusted EBITDA Target	2 year Cumulative Adjusted EBITDA Target
2017
2018
2019
2020
2021
2022